EXHIBIT (a)(7)

                    [LETTERHEAD OF GAM AVALON LANCELOT, LLC]


FOR IMMEDIATE RELEASE

GAM AVALON LANCELOT, LLC INCREASES MAXIMUM PERCENTAGE OF OUTSTANDING LIMITED LIABILITY COMPANY INTERESTS WHICH IT IS OFFERING TO PURCHASE AND EXTENDS TENDER OFFER PERIOD.

New York, New York,--December 7, 2005--GAM Avalon Lancelot, LLC (the "Fund") is increasing the maximum percentage of the Fund's outstanding limited liability company interests ("Units") that the Fund is offering to purchase from 10 percent of the Units to up to 20 percent of the Units. In connection with this increase, the Fund is extending the tender offer period from midnight, New York time, Friday December 9, 2005, until midnight, New York time, Tuesday, December 20, 2005. As of December 2, 2005, approximately 333,400 Units, approximately 19 percent of the Units, have been tendered.

The Fund will distribute a Supplement to the Offer to Purchase as a result of the above announcement.

Contact:
Bill Blase
W.T. Blase & Associates
Telephone: 212 221 1079
email: info@wtblase.com